Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE RESURGENS BANCORP

West Point, Georgia, June 1, 2017 – Charter Financial Corporation (“Charter”) (NASDAQ: CHFN), the holding company of CharterBank, announced today that it has entered into a definitive agreement and plan of merger with Resurgens Bancorp (“Resurgens”) pursuant to which Resurgens will merge with and into Charter and Resurgens Bank will merge with and into CharterBank.
Resurgens, headquartered in Tucker, Georgia, and which operates Resurgens Bank, will add approximately $167 million in assets, $138 million in deposits and $135 million in gross loans to Charter's operations, along with two branch locations positioned in Tucker and Decatur, Georgia. Resurgens was founded in 2008 and has built a strong deposit franchise, with core deposits representing 60% of total deposits and noninterest bearing demand deposits representing approximately 20% of total deposits. Resurgens' loan portfolio complements Charter's existing loan portfolio. With this combination, approximately 54% of Charter's loans and deposits are in the Atlanta MSA.
“We are delighted to announce this partnership with Resurgens Bancorp,” said Robert L. Johnson, Chief Executive Officer and Chairman of Charter and CharterBank. “Charles M. Dewitt III, President and Chief Executive Officer of Resurgens Bank, and his team have done a fantastic job of building Resurgens into a clean, attractive franchise that nicely infills our branch system with two new 'in-town' Atlanta locations. Altogether, the Atlanta MSA will represent 54% of our total loans and deposits and this accord drives us toward our vision of becoming Atlanta's premier super community bank. I am especially pleased to announce that Charles will stay on to serve as the DeKalb County President of CharterBank.”
Mr. DeWitt, President and Chief Executive Officer of Resurgens, stated, "We are extremely excited to be joining the Charter team. They are growth oriented, exceptionally strong financially and share our values and commitment to community banking in Atlanta. Our customers, employees and the communities we serve will all benefit from this affiliation."
Under the terms of the definitive agreement, Charter will acquire all of the outstanding shares of Resurgens common stock based upon a purchase price of $17.00 per share paid in cash. The total transaction value is approximately $26.3 million.
The boards of directors of both Charter and Resurgens have unanimously approved the transaction. The transaction is expected to close in the third quarter of 2017, and is subject to approval by Resurgens' shareholders, receipt of regulatory approvals and other customary closing conditions.

Exhibit 99.1

Resurgens was advised by the investment banking firm Sandler O'Neill + Partners, L.P. and the law firm of Nelson Mullins Riley & Scarborough LLP. Charter was advised by the investment banking firm of FIG Partners, LLC and represented by the law firm of Alston & Bird LLP.
About CharterBank
Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in Metro Atlanta, the I-85 corridor south to Auburn, Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.
Forward-Looking Statements
This release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “well-positioned,” “planned,” “intend,” “strive,” “probably,” “focused on,” “estimated,” “working on,” “continue to,” “seek,” "leverage," and “potential.” Examples of forward-looking statements include, but are not limited to, statements regarding future growth, profitability, expense reduction, improvements in income and margins, increasing stockholder value, and estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to the Company's inability to implement its business strategy; general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or deposit levels necessitating an increase in borrowing to fund loans and investments; the changing exposure to credit risk; the inability to identify suitable future acquisition targets; the potential inability to effectively manage the new businesses and lending teams that transitioned from Community Bank of the South; the potential inability to consummate the acquisition of Resurgens; the inability to properly leverage the expansion into the North Atlanta market; changes in legislation or regulation; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; the effect of cyberterrorism and system failures; the uncertainty in global markets resulting from the new administration; and the effects of geopolitical instability and risks such as terrorist attacks, the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effect of any damage to our reputation resulting from developments relating to any of the factors listed herein. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission.
The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.